Exhibit 10.1

BLACK NICKEL ACQUISITION CORP. I

May 17, 2006

B.K. Gogia
President
InferX Corp.
1600 International Drive
Suite 100
McLean, Virginia 22102

Re: Letter of Intent for Share Exchange

Dear B.K.:

Further to our recent discussions, this Letter of Intent summarizes the terms upon which Black Nickel Acquisition Corp. I or an affiliate (“Buyer”) intends combine with InferX Corp. (“Seller”) by an exchange of its shares of common stock for all of the issued and outstanding shares of capital stock of Seller (the “Reverse Merger”). The parties have agreed that Seller plans to issue a $350,000 Promissory Note for bridge financing and an Agreement and Plan of Merger and such other agreements as are necessary (the "Definitive Agreements") with respect to the Reverse Merger in accordance with the following terms.

Bridge Financing

1.	Amount of Loan: Minimum $350,000 (the “Loan”).

2.
Promissory Note. A 6-month promissory note from Seller in the amount of at least $350,000 principal with interest at 8% per annum payable upon the earlier of the maturity date, the closing of a Reverse Merger by Seller with Buyer or an event of default (the “Bridge Note”).

1.
3. Securities Issued: This Note includes an undertaking of the Company to issue that number of shares of the Company’s common stock, par value $.01 per share, (the “Bridge Shares”) to allow the Lender to receive [250,000] shares of common stock of the operating entity following the Reverse Merger upon the issuance hereof. All Bridge Shares issued pursuant to the Bridge Note shall have anti dilution protection prior to the time of an effective registration statement covering such Bridge Shares, i.e., in the event that Seller obtains additional financing prior to such an effective registration statement, the Bridge Shares shall be increased in the event that the financing is at a per share price less than $.50 per share, subject to adjustment.

Reverse Merger/Share Exchange

2.	Surviving Public Company: Buyer (with Seller as subsidiary thereafter)

3.
Merger Consideration. At the closing of the transaction (the “Closing”), Buyer will exchange 5,600,000 shares of Black Nickel Acquisition Corp. I common stock (“Common Stock”) for all the issued and outstanding shares of Seller’s capital stock (including the Bridge Shares issued pursuant to the Bridge Note). Separately, Buyer will have cash on hand at closing of at least $850,000, of which $350,000 will be used to repay the Loan and the remaining $500,000 will be available for Seller to use as working capital. Seller shall not use any proceeds of financings, including the private placement below, to repay the SBA Loan (as hereinafter defined).

4.
Private Placement. At the closing of the Reverse Merger, Buyer will complete a private placement with gross proceeds of $850,000 by offering 1,700,000 units at a price of $.50 per unit consisting of 1,700,000 shares of Common Stock of Black Nickel Acquisition Corp. I, 1,700,000 Class A warrants and 1,700,000 Class B warrants. All shares of Common Stock or shares of Common Stock issued upon exercise of the warrants (“Warrant Shares”) shall have anti dilution protection prior to the time of an effective registration statement covering such shares, i.e., in the event that Seller obtains additional financing prior to such an effective registration statement, the shares of Common Stock shall be increased in the event that the financing is at a per share price less than $.50 per share, subject to adjustment, and the exercise prices for the Class A and Class B Warrants shall be reduced to the price of the shares in such future financing. Investors in the private placement will have customary pre-emptive rights to invest in future financings.

5.
Class A Warrant Terms. Exercisable at any time for shares of Common Stock at an exercise price of $.50 per share with a term of five (5) years, subject to anti dilution protection, so that any part of the 1,700,000 of the warrants shall be callable by Buyer if the underlying Warrant Shares are registered and the Common Stock trades in the open market for thirty (30) consecutive days at a closing price above $1.50 per share. 1,000,000 warrants shall be callable by Buyer if Buyer or Seller is awarded a contract with a guaranteed minimum revenue to Buyer or Seller of at least $1,000,000 with a department of the U.S. Government (not including the Missile Defense Agency)(“Customer”) to deploy its existing technology for threat detection or other application. If such contract requires payments over more than one year and the Customer has the option to renew for successive periods, revenues projected to be received in option or renewal periods will not be included for such purpose.

6.
Class B Warrant Terms. Exercisable at any time for shares of Common Stock at an exercise price of $.62 per share with a term of five (5) years, subject to anti dilution protection, so that any part of the 1,700,000 warrants are callable by Seller if the underlying warrant shares are registered and the Common Stock trades in the open market for thirty (30) consecutive days at a closing price above $1.86 per share.

7.
Shell Company. 1,200,000 shares of Common Stock of Black Nickel Acquisition Corp. I (“Shell Shares”) will remain outstanding, not including any securities issued pursuant to the private placement referred to in Section 4 above. All such Shell Shares shall have anti dilution protection prior to the time of an effective registration statement covering such shares, i.e., in the event that Seller obtains additional financing prior to such an effective registration statement, the shares of Common Stock shall be increased in the event that the financing is at a per share price less than $.50 per share, subject to adjustment.

8.	Shares Issued to Seller’s Shareholders: 5,600,000 shares of Common Stock

9.
Shares Reserved Under Seller’s Stock Option Plan: For a period of two (2) years from the date of the closing of the Reverse Merger, no more than 2,200,000 shares of Common Stock may be reserved under a stock option plan and any options granted under that stock option plan will be subject to an exercise price of not less than $.50 per share.

10.	Registration Statements. There will be two registration statements filed:

a. First Registration Statement. Buyer shall register 4,050,000 shares of Common Stock or 47.6% of the initial outstanding shares. The Registration Statement shall be filed within 45 days of closing of the Reverse Merger and shall become effective no more than 120 days (150 days if the SEC elects to review the registration statement) after closing of the Reverse Merger. The shares to be registered shall be as follows:

1,700,000 shares for the $850,000 private placement
1,000,000 shares underlying the Class A warrants
750,000 shares of the Shell Shares
250,000 shares of the Bridge Shares
350,000 shares for Buyer shareholders that will be registered for resale at a fixed price of not less than $.55 per share

b. Second Registration Statement. The holders of Class A Warrants and Class B Warrants and all remaining unregistered shares of the Shell Shares shall have a demand registration right, exercisable at any time 30 days after the effectiveness of the first Registration Statement, to cause Buyer to register a minimum of 2,400,000 shares of Common Stock underlying the Class A Warrants and Class B Warrants and all remaining unregistered shares of the Shell Shares. The second registration statement shall be filed no less than 30 days after and no more than 45 days after the exercise of such demand.

c. Penalty Provision. A penalty to be determined in the Definitive Documents will be imposed on Seller if the registration statements are not filed within the timeframes above and the first registration statements is not effective within 120 days (150 days if the SEC elects to review the registration statement) after the closing of the Reverse Merger and the second registration statement is not effective within 120 days (150 days if the SEC elects to review the registration statement) after the closing of the Reverse Merger and the second registration is not effective within 150 days from the date of demand by the holders of the Class A Warrants and Class B Warrants.

11.
NASD Form 211. Seller shall within ten (10) days of the filing of the first registration statement have a market maker for the Common Stock file Form 211 to have the Common Stock traded on the OTCBB upon effectiveness of the first registration statement.

12.
Key Hire. Jesus Mena will be employed by Seller as an employee on or before the closing of the Reverse Merger with Mr. Mena starting to perform services within forty-five (45) days following the closing of the Reverse Merger. Mr. Mena shall execute an employment agreement in form and substance reasonably acceptable to all parties prior to closing the Reverse Merger.

13.	Conditions to Effectiveness. The effectiveness of the Definitive Agreements will be subject to the satisfaction of the following conditions:

a. Third Party Consents and Approvals. Buyer and Seller shall have received all necessary consents, if any, of third parties or governmental entities.

b. Definitive Agreements. Definitive Agreements containing customary representations, warranties, covenants and indemnities by Buyer and the Seller shall have been executed and delivered, including the Bridge Note and an Agreement and Plan of Merger.

c. Approval. The board of directors of Buyer and the board of directors and the shareholders of Seller shall have approved the Definitive Agreements and the transactions contemplated therein.

d. Closing. The parties acknowledge that the Closing of the transactions contemplated herein will occur as soon as practicable after the negotiation and execution of the Definitive Agreements, and the parties desire the transactions be consummated no later than August 17, 2006.

e.  Liabilities and Accounts Payable. At the time of closing the Reverse Merger, the Seller will have accounts payable of less than $125,000 and its other outstanding liabilities shall be a $404,000 loan from the U.S. Small Business Administration (“SBA Loan”) and an outstanding note on a BMW automobile of approximately $20,000. All outstanding liabilities to officers, directors and shareholders (and their affiliates) will be converted to equity and extinguished prior to closing in a manner acceptable to Buyer.

f.  Compensation Packages. For a period of two years following the closing of the Reverse Merger, the following executives will have the following compensation arrangements:

a) BK Gogia - $180,000 annually, target bonus of 50% of compensation, no bonus to be paid unless the company is profitable, and he will receive a company car. Subject to a 10% increase in year two.

b) Scott Parliament - $150,000 annually, target bonus of 50% of compensation, no bonus to be paid unless the company is profitable. Subject to a 10% increase in year two.

c) Jerzy Bala - $140,000 annually, target bonus of 50% of compensation, no bonus to be paid unless the company is profitable. Subject to a 10% increase in year two.

13.	Miscellaneous.

a. No-Shop. In consideration of the expense and effort that will be expended by Buyer in due diligence and the negotiation of the Definitive Agreements, neither Seller nor its affiliates will, directly, indirectly or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to a transaction of the type set forth herein or any other potential merger, acquisition, sale or financing transaction until the earlier to occur of the Closing, the date on which Buyer and Seller mutually agree in writing to discontinue negotiations regarding such a transaction on the terms set forth herein, or August 17, 2006.

b. Definitive Agreements; Consents. Buyer and Seller shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreements for approval, execution and delivery on the earliest practicable date. Buyer and Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals, if any, from third parties or governmental entities, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Definitive Agreements

c. Confidentiality. Each of Buyer and Seller covenants and agrees that, except as consented to by the parties, neither they nor any of their respective officers, directors, employees, agents or representatives will disclose any confidential information of the other to any third party, except (i) as required by law or regulation (including applicable securities regulations), or (ii) to a party’s accountants, lawyers, employees, advisors, and representatives in connection with evaluating whether to proceed with negotiating and closing the transactions contemplated herein, or (iii) in connection with obtaining consents required by the Definitive Agreements.

d. Costs. Buyer and Seller shall be responsible for and bear all of their own costs and expenses incurred in connection with the proposed transaction, with the exception that Seller shall pay all legal costs of Buyer in connection with pursuing or consummating the proposed transaction, regardless of whether or not the transaction is consummated.

e. No Material Changes in Business. From and after the date of this Letter of Intent until the earlier to occur of the termination of this Letter of Intent, August 17, 2006 or the date of the execution of the Agreement and Plan of Merger, Seller will use commercially reasonable efforts to maintain the Business in accordance with its customary practices and otherwise to conduct its business in the ordinary course in the manner in which it has heretofore been conducted and to preserve its business relationships with customers, suppliers, and content providers. During such time, Seller shall take no action outside the ordinary course of business or make any commitment involving more than $20,000 without the prior written consent of Buyer, which shall not be unreasonably withheld.

f. Binding Nature of Letter.

(1). Sections 1-12 of this Letter of Intent (collectively, the "Nonbinding Provisions") reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between Buyer and Seller, and neither Buyer nor Seller shall have any obligation to refrain from competition with the other or with respect to the Nonbinding Provisions until fully integrated, Definitive Agreements and other related documents are prepared, authorized, executed and delivered by the parties. Until such time as the foregoing documents are prepared, authorized, executed and delivered by and between all parties, Buyer shall have the right to conduct its business and Seller shall have the right to conduct its business in the manner currently conducted and Buyer and Seller shall be under no obligation to the other except with respect to the Binding Provisions (as hereinafter defined) of this letter. If the Definitive Agreements are not prepared, authorized, executed or delivered for any reason, no party to this Letter of Intent shall have any liability to any other party to this Letter of Intent based upon, arising from, or relating to the Nonbinding Provisions.

(2). Upon execution by Buyer and Seller of this Letter of Intent or counterparts thereof, Section 13 of this Letter of Intent (the "Binding Provisions") shall constitute the legally binding and enforceable agreement of Buyer and Seller (in recognition of the significant costs to be borne by Buyer and Seller in pursuing the transaction set forth herein and further as to their mutual undertakings as to the matters described herein). The Binding Provisions (along with the rest of this Letter of Intent) may be terminated (A) by mutual written consent of Buyer and Seller; or (B) upon written notice by either Buyer or Seller to the other parties if the Definitive Agreements have not been executed by [August] 17, 2006, provided, however that the termination of the Binding Provisions shall not affect the liability for breach of any of the Binding Provisions prior to the termination.

     (3.) Counterparts, etc. This Letter of Intent may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. The Binding Provisions may only be amended in writing signed by both parties. The Binding Provisions reflect the entire agreement among the parties with respect to the subject matter thereof. This Letter of Intent may not be assigned. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original. If you are in agreement with the foregoing as a basis for negotiating Definitive Agreements between Buyer and Seller with respect to the matters set forth herein, please execute the enclosed duplicate copy of this letter and return it to me.

Sincerely,

BLACK NICKEL ACQUISITION CORP. I

By:	/s/ Paul T. Mannion, Jr.
Name: Paul T. Mannion, Jr. Title: President and CEO Date: May 17, 2006

Accepted and Agreed: InferX Corp.

By:	/s/ B.K. Gogia
Name: B.K. Gogia Title: President Date: May 17, 2006